Testing the Waters Materials Related to Series #BAYC601

From the Rally Ap:

#BAYC601

BORED APE #601 (NFT)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $165,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#BAYC601

BORED APE #601 (NFT)

COA | SPECS

FINANCIALS

Initial Offering Share Price	$10.00
Number of Shares	16,500
Initial Offering Market Cap.	$165,000
Storage Location	Rally Metamask Wallet

Bored Ape Yacht Club

#601

27

Owned by 472692 1.7K views 27 favorites

DESCRIPTION OF SERIES BORED APE YACHT CLUB 601

Investment Overview

•Upon completion of the Series #BAYC601 Offering, Series #BAYC601 will purchase a Number 601 Bored Ape Yacht Club NFT with Sea Captain’s Hat for Series #BAYC601 (The “Series Bored Ape Yacht Club 601” or the “Underlying Asset” with respect to Series #BAYC601, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•The Bored Ape Yacht Club (commonly abbreviated as BAYC) is a collection of 10,000 “Bored Ape” NFTs created by Yuga Labs. Each Ape is unique and grants its owner entrance to the Yacht Club and associated membership benefits.

•The Underlying Asset is a Number 601 Bored Ape Yacht Club NFT with Sea Captain’s Hat.

Asset Description

Overview & Authentication

•According to the BAYC website, each Ape is unique and “programmatically generated from over 170 possible traits, including expression headwear, clothing, and more.”

•The BAYC project was launched on April 30th, 2021. Originally, Apes were offered at a price of around $200. About a day after launch, all of the 10,000 Apes had sold out.

•The founders of the BAYC project have explained that their intention is for the NFTs to foster community and act as a “digital identity.”

•BAYC was one of the first NFT projects to allow individual buyers the commercial rights to their NFTs, according to The New Yorker. “…each member is allowed to brand his own projects or products and sell them independently.”

•Members of the BAYC were offered an NFT dog (a collection called the Bored Ape Kennel Club).

•The Mutant Ape Yacht Club is “a collection of up to 20,000 Mutant Apes that can only be created by exposing an existing Bored Ape to a vial of MUTANT SERUM or by minting a Mutant Ape in the public sale.”

•On September 9th, 2021, two lots of BAYC NFTs sold at Sotheby’s. The first lot contained 101 Apes and sold for $24,393,000. The second lot contained 101 Bored Ape Kennel Club NFTs and sold for $1,835,000.

•As of September 9, 2021, the Bored Ape Yacht Club and the Mutant Ape Yacht Club the 3rd and 4th top NFTs on OpenSea over the previous 30 days, ranked by volume, floor price, and other statistics.

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is Bored Ape #601.

•The Underlying Asset has the following five properties: Purple Background, Closed Eyes, Cream Fur, Sea Captain’s Hat, Rage Mouth.

•The Underlying Asset was minted on April 30, 2021.

•The Underlying Asset was sold on June 8, 2021, for 2 Ethereum, on July 11, 2021, for 3.88 Ethereum, on July 16, 2021, for 5.8 Ethereum, on July 19, 2021, for 6.29 Ethereum, on September 2 for 40 Ethereum, and most recently for 42 Ethereum on September 9.

Notable Defects

•The Underlying Asset is consistent with the description provided by The Bored Ape Yacht Club and proof of ownership stored on the Ethereum blockchain.

Details

Series Bored Ape Yacht Club 601
Creator	Yuga Labs
NFT	Bored Ape Yacht Club
Number	601
Property	Sea Captain’s Hat
Property Rarity	3% Have This Trait
Property	Rage (Mouth)
Property Rarity	3% Have This Trait
Property	Cream (Fur)
Property Rarity	6% Have This Trait
Property	Closed (Eyes)
Property Rarity	7% Have This Trait
Property	Purple (Background)
Property Rarity	13% Have This Trait
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Bored Ape Yacht Club 601 going forward.

#BAYC601 | $165K

COMPARABLE ASSET VALUE

ASSET VALUE

+20342.9%

TRANSACTIONS

109

“Alongside CryptoPunks, BAYC has established itself as a premium “blue-chip” NFT collection and has attracted the likes of NBA players Steph Curry and Kevin Durant…”

YAHOO!

September 2021

JOIN THE CONVERSATION ›

#BAYC601

BORED APE #601 (NFT)

Among the thousands of NFT collections listed on OpenSea, Bored Ape Yacht Club (BAYC) has emerged as one of the most valuable projects — consistently placing in the top ten on OpenSea's NFT rankings. First launched in April 2021, the 10,000 unique Apes were generated from over 170 possible traits and were originally available for around $200. #BAYC601 is Bored Ape #601, featuring five properties: Captain's Hat, Rage Mouth, Cream Fur, Closed Eyes, and Purple Background. The founders of BAYC have consistently provided new perks to members of the community, including "Mutant Apes" and NFT dogs known as the "Bored Ape Kennel Club."

BROWSE ALL DETAILS ›

#BAYC601 | *Visuals*

Sotheby's auctioned off two lots of BAYC NFTs in September 2021. The first, containing 101 Apes, sold for $24,393,000. The second lot of 101 Bored Ape Kennel Club NFTs sold for $1,835,000.

LAUNCH GALLERY ›

#BAYC601 | *Timeline*

Jan. 2018 The New York Times asks "Will Cryptocurrencies Be the Art Market's Next Big Thing?"

Sep. 2019 PBS publishes a story titled: "How blockchain technology could revolutionize the art market."

Mar. 2021 Bloomberg cites a report from NonFungible.com claiming the overall NFT market was worth $250 million in 2020, a 299% increase from 2019."

Mar. 2021 NFTs arrive in popular culture with a splash as the artist Beeple sells "Everydays — The first 5000 Days" for $69 million at Christie's Auction House, the third highest auction price ever achieved by a living artist.

From the Rally Twitter Page (@OnRallyRd)